Consolidated Edison, Inc.

4 Irving Place

New York, NY 10003

FOR IMMEDIATE RELEASE	Contact:	Jamie McShane 212-460-4111

September 17, 2020

CON EDISON NAMES TIMOTHY CAWLEY CHIEF EXECUTIVE OFFICER

CON EDISON OF NEW YORK NAMES MATTHEW KETSCHKE PRESIDENT

New York – Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) today announced that its Board of Directors has elected Tim Cawley as Con Edison’s president and chief executive officer, effective January 1, 2021. Cawley will also serve as chief executive officer of Con Edison’s principal subsidiary, Consolidated Edison Company of New York, Inc.

After 40 years of service, John McAvoy has decided to retire as president and chief executive officer at the end of the year. He will remain the chairman of the board. McAvoy, who is 60, joined the company in 1980 and has served as president and chief executive officer since 2014.

“John has been a remarkable leader during incredibly transformative times in the energy industry. John is a national leader in the clean energy and renewable space. He is one of the most effective CEOs I have ever had the pleasure of working with,” said Mike Ranger, lead director of the Board. “The Board is truly grateful that John has decided to continue to serve as chairman. We are also excited that his focus in succession planning has allowed us to appoint new leadership from within the company.”

“Tim Cawley is an accomplished leader with extensive experience in the energy industry. I have had the pleasure of working with Tim for many years and know he is the right person to lead the company. He understands the needs of our customers, our employees and all of our stakeholders,” McAvoy said. “Tim is an innovator in the clean energy and renewable space and will ably guide the company into the future.”

Cawley, 55, was appointed president of Consolidated Edison Company of New York in 2018. Prior to this position, he served as president and chief executive officer of Orange and Rockland Utilities, Inc. for 4 years. Since joining the company in 1987, Cawley served as senior vice president of Central Operations with responsibilities for steam and electric generation, transmission and substation operations and construction activities. He also held leadership positions in Electric Operations. Cawley holds an MBA from New York University and a BS in electrical engineering from Union College. Tim’s accomplishments are substantial and his strategic thinking is visionary. He is respected by all who know him.

Matt Ketschke, currently senior vice president of Customer Energy Solutions, will be promoted to president of Consolidated Edison of New York, effective January 1,2021. He is a recognized industry leader in areas such as energy efficiency, smart meters, electric vehicles and battery storage. His work has positioned Con Edison in the forefront of the future energy industry. Ketschke, 48, joined the company in 1995 as a management intern. He has held officer positions in Electric Operations and Distributed Resource Integration as well as leadership positions in Electric Construction and System and in Human Resources. He was also the director of the Learning Center. Ketschke holds a BS in mechanical engineering and an MS in management from Stevens Institute of Technology, and completed an Executive MBA at Columbia University. He is a Rockefeller Fellow.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $59 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

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